UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2009

ChinaCast Education Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50550	20-0178991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 3316, 33 Fl. One IFC 1 Harbour St., Central Hong Kong
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:   (86 10) 6566 7788

_____________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 1, 2009, the Board of Directors (the “Board”) of ChinaCast Education Corporation (the “Company”) appointed Mr. Michael J. Santos to serve as a member of the Board of Directors of the Company.  Mr. Santos was recently promoted to President, International of ChinaCast Education. A press release was issued on September 3, 2009 to this effect, a copy of which is attached to this report as Exhibit 99.1.

Mr. Santos is our Chief Marketing Officer. He joined the Company in 2001 and is responsible for corporate marketing, strategic business development, investor relations and fund raising activities. From 1988 to 2001 Mr. Santos was employed by Hughes Network System, and was a Senior Director of the Asia Pacific region, spearheading the deal team that saw Hughes invest in the Company.  He has a Bachelor of Science in Electrical Engineering and a Master of Science Degree in Telecommunications and Computer Science from The George Washington University in Washington, D.C.

Mr. Santos has no family relationship with any of the executive officers or directors of the Company.  Other than the existing employment relationship between Mr. Santos and the Company, there has been no transaction in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Santos had, or will have, a direct or indirect material interest.

On August 31, 2009, the Board accepted the resignation of Yin Jian Ping as a director of the Company effective immediately. There were no disagreements between Mr. Yin and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated September 3, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ChinaCast Education Corporation
(Registrant)
September 3, 2009	/s/ ANTONIO SENA
(Date)	Antonio Sena Chief Financial Officer